Exhibit 2.1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D with respect to the Class A Ordinary Shares of Sogou Inc., and any further amendments to such statement on Schedule 13D executed by each of them, pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, this Joint Filing Agreement has been executed by the undersigned as of October 9, 2020.

Sohu.com Limited

By:	/s/ Joanna Lv
Name: Joanna Lv
Title: Chief Financial Officer

Sohu.com (Search) Limited

By:	/s/ Xiufeng Deng
Name: Xiufeng Deng
Title: Sole Director